Exhibit 10.1

AMENDMENT
TO THE
INVESTMENT MANAGEMENT TRUST AGREEMENT

This Amendment No. 1 (this “Amendment”), dated as of March 31, 2026, to the Original Trust Agreement (as defined below) is made by and between UY Scuti Acquisition Corp. (the “Company”) and Continental Stock Transfer & Trust Company, as trustee (“Trustee”). All terms used but not defined herein shall have the meanings assigned to them in the Original Trust Agreement.

WHEREAS, the Company and the Trustee entered into an Investment Management Trust Agreement dated as of March 31, 2025 (the “Trust Agreement”);

WHEREAS, the fourth paragraph on page 1 of the Trust Agreement sets forth

WHEREAS, Section 1(i) of the Trust Agreement sets forth the terms that govern the liquidation of the Company’s trust account (the “Trust Account”) under the circumstances described therein;

WHEREAS, at an extraordinary general meeting of the Company held on March 31, 2026 (the “Extraordinary General Meeting”), the Company’s shareholders approved (i) a proposal to amend the Company’s Second Amended and Restated Memorandum and Articles of Association, dated as of March 31, 2025 to extend the date by which the Company must consummate a business combination up to four (4) times to April 1, 2027 (the “Termination Date”), with each extension comprised of three (3) months (i.e., for a period of time ending up to 24 months after the consummation of its initial public offering (assuming a business combination has not occurred); and (ii) a proposal to amend the Trust Agreement, to permit the Company to extend the Termination Date up to four (4) times for an additional three (3) months each time to April 1, 2027 by depositing into the Trust Account an amount of $450,000, per each three-month Extension.

NOW THEREFORE, IT IS AGREED:

1.	The fourth paragraph of Page 1 of the Trust Agreement is hereby amended and restated in its entirety as follows:

“WHEREAS, if a Business Combination is not consummated within the initial 12 month period following the closing of the Offering, the Company’s sponsor or its affiliates may extend such period by four three-month periods, up to a maximum of 24 months in the aggregate, by depositing $450,000 into the Trust Account (as defined below) no later than the 12-month anniversary or thereafter the 15-month, 18-month or 21-month anniversary of the closing of the Offering (each, an “Applicable Deadline”) for each three-month extension (each, an “Extension”); and”

2.	Section 1(i) of the Trust Agreement is hereby amended and restated in its entirety as follows:

“(i) Commence liquidation of the Trust Account only after and promptly after (x) receipt of, and only in accordance with, the terms of a letter from the Company (“Termination Letter”) in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, as applicable, signed on behalf of the Company by its Chief Executive Officer, President, Chief Financial Officer, Secretary or Chairman of the board of directors of the Company (the “Board”) or other authorized officer of the Company, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes owed or payable), only as directed in the Termination Letter and the other documents referred to therein, (y) upon the date which is the later of (1) the 12 month anniversary of the closing of the Offering (the “Closing”); (2) in the event that the Company has extended the time to complete the Business Combination for up to 24 months from the Closing, but has not completed the Business Combination within the applicable time period of such Extension; or (3) any such later date as may be approved by the Company’s shareholders in accordance with the Company’s Second amended and restated memorandum and articles of association (the “Memorandum and Articles”); or (z) upon the end of a 30-day cure period after the date any additional amount of funds were required to be deposited in the Trust Account (a) for an extension of such date as provided for in this Agreement, without a shareholder vote, or (b) as a condition of any extension of such date approved by the Company’s shareholders but were not deposited; if a Termination Letter has not been received by the Trustee prior to such date, in which case the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B and the Property in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes owed or payable), shall be distributed to the Public Shareholders of record as of such date;”

3.	All other provisions of the Original Trust Agreement shall remain unaffected by the terms hereof.

4.	This Amendment may be signed in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument. A facsimile signature or electronic signature shall be deemed to be an original signature for purposes of this Amendment.

5.	This Amendment is intended to be in full compliance with the requirements for an Amendment to the Trust Agreement as required by Section 6(c) of the Trust Agreement, and every defect in fulfilling such requirements for an effective amendment to the Trust Agreement is hereby ratified, intentionally waived and relinquished by all parties hereto.

6.	This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Amendment to the Investment Management Trust Agreement as of the date first written above.

Continental Stock Transfer & Trust Company, as Trustee

By:	/s/ Francis Wolf
Name:	Francis Wolf
Title:	Vice President

UY Scuti Acquisition Corp.

By:	/s/ Jialuan Ma
Name:	Jialuan Ma
Title:	Chief Executive Officer

Signature Page to

Amendment to Investment Management Trust Agreement